Exhibit 99.1

Manufacturing and Supply Agreement

On June 11, 2021 (the “Effective Date”) a Co-Packing Agreement (the “Agreement”) is entered by and between Revive Organics Inc. (“Revive”), a Canadian Corporation, located at 2650 Bristol Circle, Unit 500, Oakville, ON, L6H6Z7 and All Your Foods USA (“AYF”), a US Corporation, located at 8275 S. Easter Avenue, Suite 200, Las Vegas, Nevada, 89123.

Whereas, AYF and Revive desire to enter into an agreement defining the terms and conditions application to the production, supply, and purchase of the finished product(s) as listed in Schedule A (“Products”).

Now, Therefore, in consideration of the mutual agreements set form in this Agreement, AYF and Revive hereto agree as follows:

1.	Production Authorization:

Revive authorizes AYF to manufacture and maintain inventory of finished product(s) in advance of orders and to replenish on an ongoing basis from the Effective Date. AYF will maintain inventory of three thousand (3,000) units of each finished product(s), at any given time. Inventory will be reviewed monthly and adjusted, if agreed by both parties. Before the first PO is placed, AYF will produce and store 75,000 units in total (15,000 units per SKU). The cost for all the raw materials needed to produce this quantity will be covered by AYF. At any given time 15,000 units of each SKU is to be produced and stored as an assurance for meeting demand.

2.	Recipes:

AYF agrees to adhere as closely as possible to the recipes provided by Revive and to follow the Quality Control Point (“QCP”) as outlined in Schedule B. AYF will work with Revive to continue to develop new recipes and supply Revive with new finished product(s). Revive can ask AYF to rework finished product(s) to optimize the taste and nutrition facts.

3.	Raw Materials:

Any change of raw material(s) must be provided to Revive, at least 120 days advance notice. Revive holds the rights to approve or deny the use of any change of raw material.

4.	Supplier Food Safety Assurance Program (SFSAP):

AYF will adhere and follow the food safety regulations, under the Safe Food for Canadians Regulations (SFCR) and to maintain proper logs for recording cooking and cooling temperatures with hold times, per lot codes as listed in Schedule C. All finished product(s) will be blast frozen and held at -18°C until delivery to distribution centers. Due to food safety regulations, Revive will not be responsible or invoiced for any finished product(s) that is below standard listed in Schedule D.

5.	Packaging, Labeling, and Distribution:

Packaging and labeling will be provided and handled by AYF per Revives discretion and instructions. AYF will date each package with the appropriate Best Before (“BB”) date per Revives instructions. AYF will produce, package, label, store, and distribute the finished product(s) to Revive’s distribution partners. AYF will delivery to Revive’s distribution center following the schedule in Schedule E.

6.	FOB Location:

James Foods Inc, 61 E. Gilbreath Street, Graham, North Carolina, 27253.

7.	Lead Time:

AYF is to ensure finished product(s) is ready for Revive at a maximum of two (2) weeks from Purchase Order (“PO”) placement, excluding transit. AYF must notify Revive at least two (2) weeks in advance is there will be any PO delays. If, the finished product(s) is not ready by the agreed lead time, AYF will incur a penalty of 25% of the PO value. This excludes any force majeure events (Acts of God).

8.	Minimum Order Quantity:

The minimum order quantity (“MOQ”) is three thousand (3,000) units of each finished product(s). MOQ TO BE REVIEWED MONTHLY TO DETERMINE QUANTITY

9.	FOB Pricing: $2.00/unit, for 3,000 units of each finished product(s) (5 SUPER MEAL SKU’S)

PRICING TO BE REVIEWED QUARTERLY TO DETERMINE QUANTITY AND PRICE BASED ON UNIT NUMBERS AND MARKET PRICES. IF BOTH PARTIES NEED TO AGREE TO ANY PRICE CHANGES AND PROVIDE AT LEAST 90 DAYS NOTICE.

10.	Termination:

Either party may terminate this agreement for convenience with 180 days written notice, or in the case of cause, without notice, immediately by either party.

11.	Payment & Terms:

Payment terms are net 30 from when invoice is received for the first PO. Second and third PO payment terms are net 45 from when invoice is received. Fourth PO and onward payment terms are net 60 from when invoice is received. Invoices are to be sent to ap@revivesuperfoods.com. Payment will be made by ACH/wire. TERMS TO BE REVIEWED QUARTERLY TO DETERMINE QUANTITY AND PRICE BASED ON UNIT NUMBERS AND MARKET PRICES.

12.	Audit:

Revive and its agents, contractors and invitees shall have the right to enter the AYF facility located at, any reasonable time and after reasonable notice (I) for inspection, and (ii) audit for accuracy and effectiveness of controls.

13.	Governing Law:

This Agreement is governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The parties attorn and submit to the exclusive jurisdiction of the courts of Ontario.

14.	AYF will be given 1st right of refusal for all new product development and production of those meals.

15.	AYF can include Revive Foods in a Press Release announcing we will be Revive Superfoods primary production company including a quote from the Revive CEO. This will also be included in AYF 8k SEC filings.

This agreement was signed the 11 day of June, 2021 by the following:

Revive Signature	AYF Signature

Yousuf Soliman	Benny Doro (Printed)
Name	Printed Name

Schedule “A”

Finished Products means:

●	Frozen meals:
o “Bean to Baja” or “Kidney Bean
& Chipotle” o “Golden Sultana” or
“Lentil & Sundried Tomato” o
“Power Pom” or “Chickpea &
Pomegranate” o “Buddhacado” or
“Avocado & Quinoa” o “Aloo Gobi”
or “Potato & Cauliflower” o
Moroccan Vegetable Tagine o
Vegan Coconut Curry o Vegan Chilli
o Beefy Vegan Chilli o Vegan
Meatballs & Zucchini Spaghetti o
Vegan Gluten-Free Cottage Pie o
Vegan Lasagna o Butternut Squash
Mac & Cheese

●	Frozen smoothie & smoothie products:
o “Viva la Vita” o “Sweet Acai”

●	Future frozen products o Frozen meals o Frozen smoothie bowls o Other possible products

Schedule “B”

Quality Control Point & Supplier Food Safety Assurance Program:

●	Sanitation Record
●	Allergen Control
●	Pre-Op Records
●	Documentation for Each Batch Sheet & for CCP
●	Retain Sample Log
●	GMP

Schedule “C”

Per Lot Codes:

●	Keep Retain Sample for Each Batch until its shelf life
●	COA (Micro & Pathogen)
●	Julian Date/BBD - (For your Traceability Purpose)

Schedule “D”

Below standard means:

●	Temperature Abuse (Truck & Product) (-10 F/ -23 C)
●	Higher Microbial Growth then accepted limits
	1.	ACC - <100,000
	2.	Coliform - <100
	3.	E.Coli - Not Detected or <10 based on sampling method
	4.	Salmonella Not Detected
	5.	Listeria Not Detected
	6.	Yeast & Mould - < 500
●	Product without COA
●	Unsealed Truck
●	Based on Acceptable Tolerance from All your Foods Machinery, and approved by Revive Superfoods
●	Change in taste due to alteration in recipe without getting Revive’s approval
●	Foreign Material (Glass, Plastic, Metal, Any other kind of foreign material, Trace of any Allergen)
●	Cross-Contamination (In between Production)
●	Recall due to Product, Foreign Material, Micro, Pathogen AYF will take all the responsibility of loss

https://inspection.canada.ca/preventive-controls/sfsap/eng/1523365528734/1528208259725